CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the "Agreement") is entered into as of February 16, 2018 (the "Effective Date") by and between TL-66 LLC, a California limited liability company ("Purchaser"), and TYG Solutions, Corp. a Delaware corporation ("Issuer"), with reference to the following facts:

RECITALS

A. Issuer desires to issue a convertible note to Purchaser, face value $500,000, a copy of which is attached hereto as **Exhibit A** (the "Convertible Note"); and

B. Purchaser desires to acquire the Convertible Note.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. Representations and Warranties. Purchaser is an "accredited investor" (or a corporation or entity not formed for the purpose of investing in Issuer) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

2. Purchase Price. Purchaser shall acquire the Convertible Note for a purchase price of $500,000 (the "Purchase Price"). Payment of the Purchase Price shall be made by check to Issuer. Upon receipt of the Purchase Price by the Issuer, the Convertible Note shall be paid for in full.

3. Covenants.

Issuer covenants that (i) it shall promptly execute and deliver the Convertible Note in the name of Purchaser following receipt of payment in full of the Purchase Price, and (ii) upon request from Purchaser, or its assignee, at any time following the 6-month anniversary of the date of the Convertible Note it shall instruct its transfer agent to remove any restrictive legend from any common stock of the Issuer that the Convertible Note has been converted into provided that a legal opinion (obtained at Purchaser's expense) is provided to Issuer from Purchaser's counsel (or counsel for Issuer) setting forth that such legend removal is permissible under applicable securities laws and regulations.

4. Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

5. Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

6. Entire Agreement. This Agreement, together with the Exhibit hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7. Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

8. Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the day and year first written above.

PURCHASER:

TL-66 LLC,
a California limited liability company

By: ______________________
James R. Arabia, President

ISSUER:

TYG Solutions, Corp.,
a Delaware corporation

By: ______________________
Robert T. Malasek, CEO